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John:

GCI needs to keep you. Try the following on for size. This would be in addition to the promised options @ $3.

1.  Base salary $125K - effective 7/1/92.

2. Annual cash bonus up to $30K based on company and individual performance. $25K of 1992 bonus (to be paid in January '93) would be guaranteed if we complete a refinancing and purchase the cable in 1992. Future performance targets to be negotiated.

3. Deferred compensation package worth $450K to vest over 7 years ($65K/yr.). Full face value to be paid immediately if:

    (i)       you die
    (ii)      your position is terminated
    (iii)     GCI terminates your employment.

    If you leave voluntarily you lose unvested portion. I suggest you go talk with Don Wilson or someone of his ilk about how to design an insurance based deferred comp plan with $65K per year of funding. He can help set up a structure that will have optimum tax consequences for both you and the company.

4.  Minimum 2-year commitment to GCI.

5.  $100K cash signing bonus - paid at date of agreement.

6.  Subject to board approval which I don't think is a problem.

7. Either way you keep your situation quiet for 60 days until I have time to deal with other executive pay problems.

Let me know.